Securities Exchange Act of 1934 -- Form 8-K



                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Date of Report :
                              April 29, 1999
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                      CBL & ASSOCIATES PROPERTIES, INC.
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           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
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   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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                              Page 1 of 8

                        CBL & ASSOCIATES PROPERTIES, INC.
                             Conference Call Outline
                               First Quarter 1999
                                 April 29, 1999
                                    9:30 a.m.

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     Good morning,  everyone. This is John Foy. We appreciate your participation in today's call to discuss first quarter results. Before we begin, I would like to have Charlie Willett, our vice president of real estate finance, take care of our Safe Harbor disclosure.

     This conference call contains "forwarding-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's
Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

Thank you, Charlie.

Income Statement Review
-----------------------

     Before I talk about the development and leasing activity for the quarter, I would like to devote a couple minutes to the income statement and balance sheet.

     The 13.8% increase in FFO per diluted, fully converted share for the first quarter consisted of the following:

1. 10.1% was from two new shopping centers opened during the last fifteen months, and from the acquisition of seven malls, two associated centers and one community center in 1998; and

2.   3.7% was from improved operations in our stabilized portfolio.

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Other financial highlights from the quarter were:

1. Net operating income (NOI) increased 33.4% to $54.5 million in the quarter from $40.8 million in the prior-year period.

2. In the first quarter, same center NOI increased 4.9% over the prior-year period.

3.    Our cost recovery ratio remained stable at 92% for the first quarter.

4. Percentage rents were up 93% in the quarter due to the centers acquired during last year as well as strong sales at our stabilized portfolio.
      28% of the increase in percentage rents was from our stabilized portfolio.

     Our FFO calculation continues to be one of the most conservative in the industry since we exclude outparcel sales from the calculation. The inclusion of outparcel sales would have a very meaningful impact on first quarter FFO, increasing the earnings per diluted fully converted share from $0.74 to $0.87 per share. The effect on our dividend payout ratio is even more dramatic, decreasing from 65.9% to an adjusted 56% of FFO. We expect our payout ratio to continue to trend down during the year.

Capital Structure

     As indicated in our earnings release, our capital structure is sound considering we have nearly doubled the size of the company in the last three years. Our interest coverage ratio is still a very strong 2.61 times interest expense. We have eliminated our exposure to variable rates on operating properties and we do not have any significant debt maturities. We are implementing a capital plan for continuing our growth that does not depend upon issuing common equity.

     For some time, we have talked about the possibility of joint ventures and the sale of some of our centers. We do not have a time frame for either one, but we are diligently pursuing both possibilities. We believe certain types of our shopping centers, namely the power centers, would be attractive to joint venture partners. We are looking at pension funds, both foreign and domestic, as possible partners for our malls.

Capital Expenditures

     During the first quarter, we spent $2.8 million on revenue generating capital expenditures, and $1.3 million on revenue neutral capital expenditures. For the full year, we expect to spend $8 million on revenue generating, $10.0 million on revenue enhancing and $6 million on revenue neutral.

Developments and Acquisitions

     We opened Fiddler's Run in Morganton, NC in March 100% leased and committed. This center will generate an 11% return in the first year. Sand Lake Corners will open in stages over the next month with Beall's Department Store opening today. Sand Lake Corners is 97% leased and committed and will generate an 11% return in its first year.

     The other four projects under construction, Arbor Place and The Landing at Arbor Place in metropolitan Atlanta, GA, a Regal Cinema in Jacksonville, FL and a Sears addition to Lakeshore Mall in Sebring, FL represent a total investment of approximately $141 million of which $80 million has been spent through March 31, 1999. These projects will open with initial yields in the range of 9% to 11%.

     Arbor Place is our largest project for 1999 and construction is on schedule for a grand opening of the first phase on October 13, 1999. We are currently 79% leased and committed and are targeting 85% leased and committed at opening. Based upon this number, we would expect Arbor Place to produce a 9% initial return, increasing to 11% at stabilization.

     Arbor Place is an exciting project in that we are combining traditional mall anchors, such as Parisian, Dillard's, Sears, and Upton's, with big-box retailers inside the mall, such as Border's Books, Bed Bath & Beyond, Old Navy and an 18 screen Regal Cinema. To our knowledge, this is one of the few malls in the country that have included this type of lineup.

     In addition to the five projects under construction, we have announced plans to open a power center in Spring 2000, and two regional malls in 2001. During 1999, we expect to start construction on another 3 properties totaling 500,000 square feet.

     The acquisition environment will be more challenging this year because of the capital markets, but we believe the same environment will also produce some motivated sellers. If the opportunity arises, we will be in position to capitalize on it. Our efforts during 1999, however, will be concentrated on maximizing our returns from the eleven properties acquired in 1998.

     1998 will be a hard year to top for acquisitions, and we do not intend to try. We will, however, continue to look for selective opportunities where we can add value. Our underwriting criteria

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     remains one of the most  disciplined in the industry,  and this  discipline has served us well. The properties we acquired during 1998 had an average initial NOI yield of 8.7% and are projected to increase to returns of approximately 9.5% in calendar year 1999. The average occupancy of the seven stabilized malls we acquired during 1998 was 92.5% at March 31, 1999, as compared to 89.9% at acquisition.

Leasing

     We saw improvement in both the mall and associated center categories during the quarter. Community centers were down slightly due to a vacant 30,000 square foot anchor in our center in Cary, NC. Because of the addition of Parkway Place, a mall in Huntsville Al that was acquired for redevelopment, new mall occupancy decreased from 88.2% to 84.3% at March 31, 1999. Without Parkway Place the new mall occupancy would have been 89.8%.

     Our releasing results were strong during the quarter as well. All of the detail will be included in our 8K filing today, but I will give you a few quick highlights of our leasing.

     Average renewal rents for the quarter were up 21.9% over the prior rent and percentage rent in the malls; 13.0% in associated centers and 3.6% in the community centers. The continued strength in our releasing spreads should enable us to produce solid internal growth this year since we have releasing opportunities of 774,000 square feet in the malls, 18,000 square feet in the associated centers and 260,000 square feet in the Community Centers.

     Total leasing, both new and renewals, to tenants vacating in the quarter, will be included in detail in our 8-K filing today. We did have strong performance which we expect to continue during the year.

Sales

     One reason for our continued optimism is the strength in retail sales in our malls and markets as a whole. We were up 6.6% on a comparable per square foot basis in the first quarter over the prior-year period and total mall sales volume increased 7.6%. Occupancy costs as a percentage of sales at malls open more than two years was 13.7% at March 31, 1999 compared to 13.1% at March 31, 1998. Occupancy costs as a percentage of sales includes 8 malls not included a year ago.

     Retail trends continue to be positive in our markets, and retailers are looking to expand. As evidenced by our leasing results and NOI growth at our existing properties, these trends are having a positive impact on the performance of our properties.

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Retail Outlook

     In spite of the positive sales trends and retailer expansion plans, we have seen a slight increase in bankruptcies. Several of these announcements were high profile and, quite frankly, not a surprise. These included County Seat, Edison Brothers and Service Merchandise. Not all of this is bad news. In the case of County Seat and Edison Brothers, those companies are liquidating. The stores both chains have held onto were their most productive and therefore had the best locations. We will be happy to get these spaces back and the sooner the better. With Service Merchandise, we only own two of their stores. These are located at Post Oak Mall in College Station, TX and Meridian Mall in Lansing, MI. Given the strength of these two malls, we would welcome the opportunity to release these stores.

     For 1999 and beyond, our growth strategy is very clear. We will continue our geographic expansion through acquisitions and development and we will redeploy certain assets to strengthen our balance sheet and maximize shareholder value.


     A transcript of my comments will be filed as a Form 8K later this morning and will be available upon request. I would now be happy to answer any questions you may have.

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                                               Renewal Leasing for First Quarter

                            Prior PSF
                              Rent &
                            Percentage              New PSF               New PSF                % change              % change
                               Rent              Rent-Initial            Rent-Avg.              Initial               Average

Malls                         $22.08                $26.24                $26.92                  18.8%                 21.9%
Associated
Centers                       $7.75                 $ 8.62                $ 8.76                  11.2%                 13.0%
Community
Centers                       $7.87                  $8.02                 $8.15                  1.9%                  3.6%


                                 Total Leasing Compared to Tenants Vacating for First Quarter



                              Leased               Avg. Rate              Vacated              Avg. Rate
Malls                        168,000                $27.00                 62,000                $16.30
Associated
Centers                       34,000                $ 8.80                 1,000                 $17.00
Community
Centers                       83,000                 $7.90                 22,000                $10.40


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                               SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



Date:   April 29, 1999